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                                                                   EXHIBIT 99.1



NATURAL RESOURCE PARTNERS L.P. REPORTS FIRST QUARTER 2003 RESULTS

HOUSTON, May 8, 2003 /PRNewswire-FirstCall via COMTEX/ -- Natural Resource Partners L.P. (NYSE: NRP) today reported net income of $8.0 million or $0.34 per unit for the first quarter ended March 31, 2003, its first full quarter of operations since its initial public offering in October 2002. Earnings before interest, taxes and depletion and amortization (EBITDA) for the same period were $14.2 million.

During the first quarter of 2003, NRP's lessees sold 9.8 million tons of coal generating $15.4 million of coal royalty revenues for average royalty revenue per ton of $1.57. The results include two months of coal royalty revenues generated from NRP's acquisition of an overriding royalty interest from Alpha Natural Resources in February.

General and administrative costs for the first quarter were higher than originally anticipated. Included in these costs is an allowance for a potential bad debt expense of $305,000 due to a bankruptcy petition filed by one of our lessees. However, NRP does not anticipate any further allowances will be required due to the bankruptcy filing. In addition, the partnership established a policy to accrue for expenses expected to be reimbursed to its general partner for awards granted by the Board of Directors in February under the incentive compensation plans.

Corbin J. Robertson Jr., Chairman and Chief Executive Officer of Natural Resource Partners L.P., said, "Our first quarter results came in as expected and we are pleased with our performance to date. In the short time that we have been a publicly traded partnership, we announced an increase in our distributions to unitholders, closed three acquisitions and have grown our reserves by more than 30%. Our strategy is to continue to grow our assets in a way that is accretive to our unitholders."


2003 Outlook

For 2003, Natural Resource Partners expects its lessees to produce between 40.5 million tons and 43.0 million tons of coal with approximately 82% to 84% being produced in Appalachia, 4% to 6% in the Illinois Basin and 9% to 11% from the Northern Powder River Basin. This production should generate coal royalty revenues of approximately $65 million to $69.5 million with total revenues of approximately $75 million to $79 million based upon average selling prices provided by its lessees. General and administrative costs are forecasted to range between $6.7 and $6.9 million. NRP expects net income to be between $34 million and $37 million, with depletion and amortization expected to range between $23 million and $25 million.

Revenues are anticipated to be higher in the second half of 2003 due to increased production and the full year impact of the acquisitions made thus far in 2003. General and administrative costs will be generally higher in the first half of the year due to the allowance for bad debts, annual audit, annual report and K-1 reporting requirements for its unitholders. The above estimates assume average borrowings of $108 million remain drawn under the current credit facility.


Distributions

On May 15, 2003, Natural Resource Partners will make a distribution of $12.1 million or $0.5225 per unit on all 22.7 million limited partner units outstanding as well as the 2% distribution with respect to the general partner interest. This distribution represents an increase of $0.01 per unit over the minimum quarterly distribution established at the time of the initial public offering and equates to an

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annualized distribution of $2.09 per unit.


Disclosure of Non-GAAP Financial Measures

NRP calculates EBITDA by adding depletion, amortization and interest expense to net income. EBITDA is not presented in accordance with generally accepted accounting principles (GAAP) and is not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. EBITDA is presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, working capital requirements and minimum distributions. Management also believes that debt holders and investment analysts commonly use EBITDA to analyze company performance. A reconciliation of EBITDA to net income is included in the tables attached to this release.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com . Further information about NRP is available on the partnership's website at http://www.nrplp.com .

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the 2003 outlook for earnings, production, revenues and expenses. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward- looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.

                              - financials follow -

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                         NATURAL RESOURCE PARTNERS L.P.
                              Operating Statistics
                        Three Months Ended March 31, 2003
                       (in thousands except per ton data)

    Coal royalty revenues:
            Appalachia                                   $12,713
            Illinois Basin                                   865
            Northern Powder River Basin                    1,831
    Total                                                $15,409

    Sales volumes (tons):
            Appalachia                                     7,496
            Illinois Basin                                   721
            Northern Powder River Basin                    1,601
    Total                                                  9,818

    Average gross royalty per ton
            Appalachia                                     $1.70
            Illinois Basin                                  1.20
            Northern Powder River Basin                     1.14

    Total                                                  $1.57

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                         NATURAL RESOURCE PARTNERS L.P.
                          Condensed Statement of Income
                        Three Months Ended March 31, 2003
                                 (in thousands)
                                   (unaudited)

    Revenues:
       Coal royalties                                    $15,409
       Minimums recognized as revenue                        804
       Override royalties                                    461
       Other                                               1,396
               Total revenues                             18,070

    Operating costs and expenses:
       Depletion and amortization                          5,804
       General administrative and other                    2,564
       Taxes other than income                             1,160
       Royalty payments                                      150
               Total operating costs and expenses          9,678
    Operating income                                       8,392
    Other income (expense):
       Interest expense                                     (466)
       Interest income                                        47
    Net income                                            $7,973

    Net income attributable to general partner              $159
    Net income attributable to limited partners           $7,814
    Basic and diluted net income per limited partner unit
    Common                                                 $0.34
    Subordinated                                           $0.34
    Weighted average number of units outstanding:
    Common                                                11,354
    Subordinated                                          11,354

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                         NATURAL RESOURCE PARTNERS L.P.
                             Statement of Cash Flows
                        Three Months Ended March 31, 2003
                                 (in thousands)
                                   (unaudited)

    Cash flows from operating activities:
      Net income                                          $7,973
      Adjustments to reconcile net income to net cash
       provided by operating activities-
           Depletion and amortization                      5,804
           Change in current assets and liabilities-
              Accounts receivable                          2,093
              Other assets                                   163
              Accounts payable                              (956)
              Deferred revenue                               421
              Accrued liabilities                            191
              Property and franchise taxes payable          (320)
                Net cash provided by operating
                 activities                               15,369

    Cash flows from investing activities:
      Acquisition of property                            (11,852)
                Net cash used in investing activities    (11,852)

    Cash flows from financing activities:
      Proceeds from loans                                 11,500
      Distributions to partners                           (9,811)
                Net cash provided by financing
                 activities                                1,689
    Net increase in cash                                   5,206
    Cash beginning of period                               7,753
    Cash end of period                                   $12,959

    Supplemental information:
    Cash paid during the period for interest                $391

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                         NATURAL RESOURCE PARTNERS L.P.
                            Condensed Balance Sheets
                                 (in thousands)

                                               (unaudited)
                                                 March 31,    December 31,
                                                    2003           2002

    Current assets                                $20,257        $17,307

    Property and equipment, net                   380,345        374,187

    Other assets                                    1,115          1,225

        Total assets                             $401,717       $392,719

    Current liabilities                            $2,187         $3,333

    Long term debt                                 69,000         57,500

    Deferred revenue                               13,673         13,252

    Long term incentive award                          61            ---

    Partner's capital                             316,796        318,634

        Total liabilities and partners' capital  $401,717       $392,719

    Supplemental information

    Long term debt                                $69,000        $57,500

    Partner's capital                             316,796        318,634

    Total capitalization                         $385,796       $376,134
    Long term debt/Total capitalization               18%            15%

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                         NATURAL RESOURCE PARTNERS L.P.
         Supplemental Information and Reconciliations of Unaudited GAAP
                Financial Measures to Non-GAAP Financial Measures
                        Three Months Ended March 31, 2003
                                 (in thousands)

                     Reconciliation of Net Income to EBITDA

    Net income                                        $7,973
    Adjustments to reconcile to EBITDA

      Interest income                                    (47)
      Interest expense                                   466
      Income taxes                                       ---
      Depletion and amortization                       5,804

        EBITDA                                       $14,196

SOURCE Natural Resource Partners L.P.

Kathy Hager of Natural Resource Partners L.P., +1-713-751-7555, or khager@nrplp.com http://www.nrplp.com